Exhibit 99.3

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Announces Total Consideration for Debt Tender Offer
and Settlement Date

Newton, MA (March 11, 2013) CommonWealth REIT (“CommonWealth”) (NYSE: CWH) today announced the reference yield and the Total Consideration (as defined below) for each series of Senior Notes (as defined below) subject to the previously announced tender offer to purchase for cash up to $665,000,000 million aggregate amount (the “Maximum Tender Amount”) of the Senior Notes (the “Offer”).  The Offer was previously amended to increase the Maximum Tender Amount from $650,000,000 to $665,000,000.

The Offer is being made upon the terms and subject to the conditions set forth in an offer to purchase and related letter of transmittal, dated February 25, 2013, as amended by a press release dated March 1, 2013 and a press release dated March 11, 2013 (together, the “Offer Documents”), to purchase up to the Maximum Tender Amount of the 5.75% Senior Notes due February 15, 2014, 6.40% Senior Notes due February 15, 2015, 5.75% Senior Notes due November 1, 2015 and 6.25% Senior Notes due August 15, 2016, all listed below (the “Senior Notes”).

The “Total Consideration” per $1,000 principal amount of Senior Notes validly tendered and accepted for purchase pursuant to the Offer was determined in the manner described in the Offer Documents by reference to a fixed spread specified for each series of Senior Notes over the yield based on the bid-side price of the Reference U.S. Treasury Security specified in the table below. Holders will also receive accrued and unpaid interest thereon up to, but excluding, the date of payment of the applicable consideration for such Senior Notes accepted for purchase.

Issuer(1)	CUSIP Numbers	Title of Security	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Total Consideration per $1,000 Principal Amount (US$)	Acceptance Priority Level(2)
HRPT Properties Trust	40426WAQ4	5.75% Senior Notes due February 15, 2014	0.75% due August 15, 2013	0.133%	+ 50	$1,021.68	1

HRPT Properties Trust	40426WAP6	6.40% Senior Notes due February 15, 2015	0.25% due January 31, 2015	0.252%	+ 75	$1,076.18	2

HRPT Properties Trust	40426WAS0	5.75% Senior Notes due November 1, 2015	0.25% due January 31, 2015	0.252%	+ 125	$1,088.95	3

HRPT Properties Trust	40426WAR2	6.25% Senior Notes due August 15, 2016	0.375% due February 15, 2016	0.402%	+ 160	$1,120.08	4

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(1)                 At the time of the issuance of the Senior Notes, the issuer, CommonWealth REIT, was then known as HRPT Properties Trust.

(2)                 If any Senior Notes are purchased in the Offer, Senior Notes tendered at or prior to the Early Tender Date will be accepted for purchase in priority to other Senior Notes tendered after the Early Tender Date even if such Senior Notes tendered after the Early Tender Date have a higher acceptance priority level than Senior Notes tendered prior to the Early Tender Date.

The Offer is subject to an aggregate purchase limit up to the Maximum Tender Amount. The Offer will expire at midnight, New York City time, at the end of March 22, 2013, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders must validly have tendered and not validly withdrawn their Senior Notes at or prior to 5:00 p.m., New York City time, on March 8, 2013 (such date and time, as the same may be extended, the “Early Tender Date”), to be eligible to receive the Total Consideration, which includes an early tender premium of $20 per $1,000 principal amount of Senior Notes accepted for purchase (the “Early Tender Premium”).

CommonWealth expects to make payment for the Senior Notes tendered at or prior to the Early Tender Date and accepted for purchase in same-day funds on Tuesday, March 12, 2013.

The Offer is subject to the satisfaction of certain conditions set forth in the Offering Documents, including, among other things, a financing condition. As of the time of this press release, the financing condition is satisfied.

Information relating to the Offer

The Offer Documents for all of the Senior Notes have been distributed to holders. Citigroup Global Markets Inc. and RBC Capital Markets, LLC are the Dealer Managers for the Offer. Investors with questions regarding the Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) and RBC Capital Markets, LLC at (877) 381-2099 (toll-free) or (212) 618-7822 (collect). Global Bondholder Services Corp. is the tender agent and information agent for the Offer and can be contacted at (212) 430-3774 or (866) 952-2200 (toll-free).

None of CommonWealth, the tender agent, the information agent, or the Dealer Managers makes any recommendation as to whether holders of Senior Notes referred to in this press release should tender their Senior Notes in the Offer. This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Senior Notes. The full details of the Offer for the Senior Notes, including complete instructions on how to tender Senior Notes, are included in the offer to purchase, as amended by the press release dated March 1, 2013 and the press release dated March 11, 2013, the letter of transmittal and related materials. Holders are strongly encouraged to read carefully the offer to purchase and letter of transmittal and any other related materials, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they will contain important information.

Holders may obtain a copy of the tender offer documents, free of charge, from Global Bondholder Services Corp., the tender agent and information agent in connection with the Offer, by calling toll-free at (866) 952-2200 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Offer.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON COMMONWEALTH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED. FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFER FOR A MAXIMUM OF $665,000,000 OF SENIOR NOTES, COMMONWEALTH MAY PURCHASE

FEWER SENIOR NOTES, TERMS OF THE OFFER MAY CHANGE OR THE OFFER MAY BE TERMINATED. IN ADDITION, LITIGATION HAS BEEN COMMENCED AGAINST COMMONWEALTH TO, AMONG OTHER THINGS, ENJOIN ITS CONSUMMATION OF THE TENDER OFFER AND RESCIND THE FINANCING CONTEMPLATED BY THE FINANCING CONDITION TO WHICH THE OFFER IS SUBJECT. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT.

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